Exhibit 99.1

From: Jai Nagarkatti, President & Chief Executive Officer	For questions, contact: Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

August 15, 2006

SIGMA-ALDRICH NAMES RICH KEFFER GENERAL COUNSEL & SECRETARY

ST. LOUIS, MO - Sigma-Aldrich Corporation (NASDAQ: SIAL) is pleased to announce Rich Keffer, 51, has been named Corporate Vice President, General Counsel & Secretary, effective August 28, 2006. In his new role, Keffer will join the company’s executive management team and manage its legal services and corporate governance processes. He will report to Jai Nagarkatti, President & CEO.

Keffer, an experienced General Counsel, brings twenty-five years of corporate legal experience to Sigma-Aldrich from large global public companies in the consumer products, chemical and pharmaceutical industries. His most recent General Counsel experience was with D&K Healthcare, which was acquired by McKesson in 2005.

Keffer earned his Juris Doctorate from Washington University School of Law and a Bachelor of Arts in Economics from Greenville College. Rich, his wife Judy, and family reside in St. Louis.

“We’re excited to welcome Rich to Sigma-Aldrich,” said Jai Nagarkatti, President & CEO. “His successful public company General Counsel experience will enhance overall corporate governance practices and help us better manage legal services in our growing global businesses. And, his tremendous depth of experience in mergers and acquisitions will help us achieve our growth plans as we continue to build sustainable shareholder value.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com